EXHIBIT 21.1

           SUBSIDIARIES OF CONTINENTAL AIRLINES, INC.


           SUBSIDIARY                   STATE OF INCORPORATION

Air Micronesia, Inc.                           Delaware

Continental Express, Inc.                      Delaware

Continental Micronesia, Inc.                   Delaware